Exhibit 1.2

BYLAWS

OF

REPSOL YPF, S.A.

(TRANSLATION OF THE ORIGINAL IN SPANISH. IN CASE OF ANY

DISCREPANCY, THE SPANISH VERSION PREVAILS)

CONTENTS

PART I

Corporate name, Corporate purpose, Registered office and Duration

Art. 1 Corporate name	Page 6
Art. 2 Corporate purpose	Page 6
Art. 3 Registered office	Page 7
Art. 4 Duration	Page 7

PART II

Capital and Shares
Art. 5 Share capital	Page 7
Art. 6 Shares	Page 7
Art. 7 Shareholders’ rights	Page 8
Art. 8 Non-voting shares	Page 9
Art. 9 Calls on capital and defaulting shareholders	Page 9
Art. 10 Documentation of shares	Page 10
Art. 11 Joint ownership and property rights over shares	Page 10
Art. 12 Modification of capital	Page 11
Art. 12 bis Pre-emptive subscription rights	Page 11

PART III

Debentures
Art. 13 Debentures	Page 12

PART IV

Corporate Bodies
Art. 14.	Page 12

CHAPTER I General Meeting
Art. 15 General Meeting	Page 13
Art. 16 Types of Shareholders’ Meeting	Page 13
Art. 17 Ordinary Shareholders’ Meeting	Page 13
Art. 18 Extraordinary Shareholders’ Meeting	Page 13
Art. 19 Notice of call	Page 14
Art. 20 Power and obligation to call general meetings	Page 14
Art. 21 Quorum	Page 15
Art. 22 Special resolutions, quorums and voting majorities	Page 15
Art. 23 Right to attend and vote	Page 16
Art. 24 Proxies	Page 17
Art. 25 Chairman of the General Meeting	Page 17
Art. 26 Attendance list	Page 17
Art. 27 Discussion and adoption of resolutions	Page 18
Art. 28 Right to information	Page 19
Art. 29 Minutes	Page 19

CHAPTER II. Board of Directors

SECTION 1. General Provisions

Art. 30 Administrative structure of the company	Page 20

SECTION 2. Composition, Powers and Procedures of the Board

Art. 31 Number of directors	Page 20
Art. 32 Qualitative composition of the board	Page 21
Art. 33 Powers of administration and supervision	Page 21
Art. 34 Powers of representation	Page 22
Art. 35 Board meetings	Page 22
Art. 36 Procedure for meetings	Page 23

SECTION 3. Internal Bodies and Positions of the Board

Art. 37 Committees of the Board	Page 23
Art. 38 Delegate Committee	Page 23
Art. 39 Audit and Control Committee	Page 24
Art. 40 Chairman and Vice-Chairman	Page 25
Art. 41 Managing Directors	Page 26
Art. 42 Secretary and Vice-Secretary	Page 26

SECTION 4. Directors

Art. 43 Term of office and vacancies	Page 27
Art. 44 General obligations of the directors	Page 27
Art. 45 Directors’ remunerations	Page 28

SECTION 5. Annual Corporate Governance Report and Web Site

Art. 46 Annual Corporate Governance Report	Page 29
Art. 47 Web site	Page 29

PART V

Financial Year and Annual Accounts
Art. 48 Financial year	Page 31
Art. 49 Annual accounts	Page 31
Art. 50 Audits	Page 31
Art. 51 Approval of accounts	Page 32
Art. 52 Application of profit/loss	Page 32
Art. 53 Interim dividends	Page 34
Art. 54 Deposit of annual accounts	Page 34

PART VI

Winding-Up and Liquidation

Art. 55 Winding-up of the Company	Page 34
Art. 56 Liquidation of the Company	Page 34

PART I

Corporate name, Corporate purpose, Registered office and Duration

Article 1. Corporate name

The corporate name of the Company is REPSOL YPF, S.A. It is governed by these Bylaws, its Internal Regulations, the legal provisions governing listed joint stock companies and any applicable general provisions.

Article 2. Corporate purpose

2.1.	The Company is established with the following corporate purposes:

I.	Research, exploration, exploitation, importing, storage, refining, petrochemistry and other industrial operations, transport, distribution, sale, exporting and marketing of hydrocarbons of whatsoever nature and their by-products and waste products.

II.	Research and development of alternative sources of energy to those deriving from hydrocarbons and the exploitation, production, importing, storage, distribution, transport, sale, exporting and marketing thereof.

III.	Exploitation of the real estate, intellectual property and technology owned by the Company.

IV.	Marketing of all kinds of products at establishments annexed to service stations and petrol pumps and through the sales networks established for products manufactured by the Company, and the provision of services linked to the consumption or use of the latter.

V.	Planning, commercial management, factoring and technical or financial assistance services for its subsidiaries, excluding any activities that may lawfully be provided only by financial and credit institutions.

2.2.	All or some of the above activities may be performed, in whole or in part, by the Company indirectly, through any of the means permitted by law, and particularly through the holding of stocks or shares in companies having identical or similar purpose.

Article 3. Registered office

The registered office of the Company is at Paseo de la Castellana 278, Madrid. The Board of Directors is authorised to move the registered office elsewhere within the same municipality and to set up offices, branches, agencies, representative offices or departments anywhere and of whatsoever nature whenever this is considered to be in the Company’s interests.

Article 4. Duration

The Company is organised with perpetual existence and commenced its activities on the date of its incorporation.

PART II

Capital and Shares

Article 5. Share Capital

The capital stock amounts to ONE BILLION TWO HUNDRED AND TWENTY MILLION EIGHT HUNDRED AND SIXTY-THREE THOUSAND FOUR HUNDRED AND SIXTY-THREE EURO (1,220,863,463 €), fully subscribed and paid up.

Article 6. Shares

The capital stock is divided into ONE BILLION TWO HUNDRED AND TWENTY MILLION EIGHT HUNDRED AND SIXTY-THREE THOUSAND FOUR HUNDRED AND SIXTY-THREE (1,220,863,463) shares of ONE EURO (1 €) each, all of the same class, issued in book-entry form. The shares in the capital are considered marketable securities and, as such, are subject to stock market regulations.

The shares are issued in book-entry form by virtue of being entered in the corresponding accounting records, including the details set forth in the issue deed and whether or not they are fully paid-up, as the case may be.

Authority to exercise shareholders’ rights, including the right to transfer shares, where appropriate, is acquired through entry in the accounting records, which presumes lawful ownership and authorises the registered holder to demand recognition by the Company as shareholder. This authority may be evidenced with the appropriate certificates issued by the entity keeping the accounting records.

Should the Company make any payment in favour of the holder presumed legitimate, this shall have discharging effect for the Company even though the latter may not be the real holder of the share, provided that the Company has acted in good faith and without gross negligence.

Article 7. Shareholders’ rights

The share confers upon its legitimate holder the condition of shareholder and the rights established in law and these Bylaws.

All shareholders shall have at least the following rights, as established in law and save as otherwise provided therein:

a)	The right to have a share in the profits and in the assets upon liquidation.

b)	The pre-emption right in the subscription of new shares or convertible debentures.

c)	The right to attend and vote at general meetings and to contest corporate resolutions.

d)	The right to information.

Article 8. Non-voting shares

The company may issue non-voting shares with a par value not exceeding one-half of the paid-up capital.

Holders of non-voting shares shall be entitled to a minimum annual dividend of five per cent of the paid-up capital for each non-voting share plus any other rights established in law. After the minimum dividend has been resolved, the holders of non-voting shares will have the same dividend rights as holders of ordinary shares.

Article 9. Calls on capital and defaulting shareholders

In the case of existing any shares that have not been fully paid up, the shareholders are obliged to pay any sums outstanding on their shares as and when decided by the board in a maximum period of five years from the date of the share capital increase decision. Regarding the way and the details of the payment, will be according to the share capital increase decision, this agreement may stipulate the way of payment either through a monetary contribution or a non monetary contribution.

Any shareholder who has not paid up the corresponding sum within the specified time shall be declared in default.

Shareholders in arrears in the payment of capital may not exercise their voting rights. The amount of such shares shall be deducted from the capital when calculating the quorum for general meetings.

Defaulting shareholders may not receive dividends or exercise their pre-emption right in the subscription of new shares or convertible debentures. Once the overdue calls on capital have been paid, together with any interest accrued thereon, the shareholder may claim payment of any dividends that have not lapsed, but may not claim any right to preferential subscription if the time for exercising that right has expired.

Whenever a shareholder is in default, the company may, as appropriate and according to the nature of the defaulted payment, demand fulfilment of the obligation to pay the overdue sum, together with the legal interest and any damages caused by the default, or otherwise sell the shares for the account and risk of the defaulting shareholder or take action against the shareholder’s assets for collection in cash of the outstanding amount of capital and interest thereon.

Should the company opt to sell the shares and such sale is not possible, the shares will be redeemed, with the consequent reduction of capital, any sums already received on account of the share being forfeited in favour of the company.

The buyer of the unpaid share shall be liable jointly and severally with all preceding sellers, and at the option of the company directors, for payment of the sum outstanding thereon.

Sellers shall be so liable for a period of three years from the date of their respective transfer.

Article 10. Documentation of shares

All shares issued shall be recorded in the corresponding issue deeds, containing the following details: name, number of shares, par value and any other terms and conditions of the shares included in the issue. The company shall comply with the applicable Stock Market regulations in respect of all shares issued.

Article 11. Joint ownership and real rights over the shares

Joint ownership, usufruct, pledging and attachment of shares in the company shall be subject to the provisions of articles 66-73 of the Joint Stock Companies Act and other applicable provisions.

Article 12. Modification of capital

The capital may be increased or reduced on one or several occasions, subject to the applicable legal requirements.

Capital increases may be made by issuing new shares or raising the par value of existing shares. In both cases they may be paid up by means of monetary contributions, including the set-off of credits, non-monetary contributions or through the application of profits or retained earnings. Capital increases may be made partly against new contributions and partly against retained earnings.

If the capital increase is not fully subscribed within the specified time, the capital shall be increased by the amount actually subscribed, save otherwise provided in the resolution to increase the capital.

The general meeting may delegate to the directors the power to resolve to increase the capital, on one or several occasions, up to a given sum, as and when they may decide and within the limits stipulated in law. This delegation may include the power to eliminate the pre-emption right.

The general meeting may also delegate to the directors the power to decide when to implement the resolution already adopted to increase the capital and to establish any terms and conditions of such increase not contemplated by the Shareholders’ Meeting.

Article 12 bis. Pre-emption right

In any capital increase involving the issue of new shares in consideration of monetary contributions, the existing shareholders may exercise the right to subscription in the new issue to a number of shares in proportion to the nominal value of the shares already held, within the time limit established for that purpose by the General Meeting of Shareholders or by the Board of Directors, which may not be less than the time period established by applicable law in force at the time.

The General Meeting or the Board of Directors as the case may be, that resolves to increase the capital may resolve to fully or partially suppress the pre-emption right, for reasons of corporate interest.

In particular, corporate interest may justify suppression of the pre-emption right whenever this is necessary to facilitate (i) the acquisition by the company of any assets (including stocks and shares in companies) that may be convenient for the company’s business purpose; (ii) the placement of new shares on foreign markets permitting access to sources of financing; (iii) the capture of resources through the use of placement techniques based on prospecting demand with a view to maximizing the issue price of the shares; (iv) incorporation of an industrial or technological partner; or (v) in general, any operation that may be convenient for the company.

Existing shareholders will have no pre-emption right when the capital increase is made to convert debentures into shares, for the takeover of another company or part of the assets spun off from another company, or when the company has made a takeover bid, the consideration of which is, entirely or partly, to be paid in the form of shares issued by the company.

PART III

Debentures

Article 13. Debentures

The company may issue numbered series of debentures or other securities acknowledging or creating a debt, in pursuance of the applicable laws and regulations. All such securities shall be subject to the rules and regulations on debentures established in the prevailing legal provisions; they may be issued in book-entry form or represented by registered or bearer certificates, and may include mortgage bonds or naked bonds.

PART IV

Corporate Bodies

Article 14

The governing bodies of the company are the Shareholders’ Meeting and the Board of Directors.

CHAPTER I

The Shareholders’ Meeting

Article 15. Shareholders’ Meeting

The shareholders assembled in a duly called Shareholders’ Meetings shall decide by majority vote on all matters within the competence of the Shareholders’ Meetings.

The resolutions adopted by the Shareholders’ Meetings shall be binding on all shareholders, including those dissenting or absent at the relevant meeting.

The matters corresponding to the Shareholders’ Meetings shall be regulated in specific regulations, in pursuance of the law and Bylaws.

Article 16. Types of Shareholders’ Meeting

Shareholders’ Meetings may be ordinary or extraordinary.

Article 17. Ordinary Shareholders’ Meeting

The ordinary shareholders’ meeting shall necessarily be held within the first six months of each financial year, duly called, to review the management of corporate affairs, approve the accounts of the previous year, if appropriate, and resolve on the application of profits.

The shareholders’ meeting may also adopt resolutions on any other issues put to it for consideration.

Article 18. Extraordinary Shareholders’ Meeting

Any shareholders’ meetings other than that contemplated in the preceding article shall be extraordinary.

Article 19. Calls to shareholders’ meetings

Ordinary and extraordinary shareholders’ meetings shall be called by the board in a notice published in the Official Gazette of the Mercantile Registry and one of the daily newspapers having the largest circulation in the province in which the company has its registered office at least one month prior to the date of the meeting, save when longer notice is required by law, in which case the legal provisions shall be heeded. The notice of call shall state the date of the meeting on first call and the agenda of business to be transacted. It may also mention the date on which the shareholders’ meeting is to be held on second call, if necessary.

There must be at least twenty-four hours between the meetings on first and second call.

If a duly called shareholders’ meeting is not held on first call and no date has been specified for second call, the second meeting shall be called subject to the same requisites, within fifteen days after the inquorate meeting and eight days prior to the date of the meeting on second call.

Shareholders representing at least five per cent (5%) of the capital may request the publication of a supplementary notice of call to add one or several items to the agenda. This right shall be exercised by sending attested notice, evidencing that the aforesaid percentage of the capital is held, to be received at the registered office within five days after publication of the original notice of call. The supplementary notice shall be published at least fifteen days prior to the date scheduled for the meeting.

Article 20. Power and obligation to call shareholders’ meetings

The board may call Extraordinary Ordinary Shareholders’ meetings whenever this is considered in the interests of the company.

Shareholders’ meetings shall also be called whenever requested by shareholders representing at least five per cent of the capital, stating in their request the business to be transacted. In this case, the board shall call the general meeting within fifteen days of being so required through notarial channels, complying with the minimum notice stipulated in law.

The board shall draw up the agenda, necessarily including the items stated in the request.

Article 21. Quorum

Shareholders’ meetings shall be quorate on first call when attended, in person or by proxy, by shareholders representing at least twenty-five per cent of the subscribed voting capital.

On second call, the shareholders’ meeting shall be quorate irrespective of the capital attending.

Article 22. Special resolutions, quorum and majorities

In order that the General Meeting, whether ordinary or extraordinary, may validly resolve on the increase or reduction of capital and any amendment of the Bylaws, issue of debentures, to suppress, in full or in part, the pre-emption right of new shares, as well as, the transformation, merger, demerger, the assignment of assets and liabilities, change of the registered office abroad, or winding-up of the Company, it must be attended, at the first call, by shareholders, present or represented, who hold at least fifty per cent (50%) of the subscribed voting capital. At the second call, it will be sufficient for twenty-five per cent (25%) of the said capital to be present.

When the shareholders’ meeting is attended by shareholders representing less than fifty per cent (50%) of the subscribed voting capital, the resolutions contemplated in the preceding paragraph shall be validly adopted only with the favourable votes of two-thirds of the capital present or represented at the meeting.

Special resolutions to amend the last paragraph of Article 27 of the Bylaws concerning the maximum number of votes that may be cast at a shareholders’ meeting by any one shareholder or by companies belonging to the same group or to amend this special rule shall require a favourable vote of 75% of the voting capital attending the shareholders’ meeting, on both first and second call.

Article 23. Right to attend and vote

Shareholders’ meetings may be attended by shareholders holding any number of shares, provided their shares are entered in the corresponding accounting record five days before the meeting and they obtain the corresponding attendance card proving that they meet the requisites, as indicated in the notice of call. Attendance cards shall be issued by the legally authorised entities specifically for and bearing the name of the shareholder.

Directors are obliged to attend shareholders’ meetings.

Management and officers of the company may attend shareholders’ meetings whenever invited by the board.

The Chairman may authorise the attendance of such other persons as he may deem fit, although this authorisation may be overruled by the shareholders’ meeting.

The procedures and systems for counting votes on the proposed resolutions shall be established in the Regulations of Shareholders’ Meeting.

In pursuance of the Regulations of the Shareholders’ Meeting, shareholders may delegate their votes on the proposals included on the agenda for any shareholders’ meeting, or exercise their voting right by post, e-mail or whatsoever other means of distance communication, provided the identity of the person exercising the voting right is duly guaranteed. Shareholders using distance voting procedures shall be counted as present for the purpose of establishing whether the shareholders’ meeting is quorate.

Article 24. Proxies

Any shareholder entitled to attend a general meeting may be represented by a proxy, who need not be a shareholder.

Proxies shall be made in writing or by any form of distance communication, provided the identity of the parties is duly guaranteed. Proxies shall be granted specially for each shareholders’ Meeting, save as provided in article 108 of the Joint Stock Companies Act. The legally procedures established and the Regulations of the Shareholders’ Meeting shall be followed in all cases.

Article 25. Chairman of the General Meeting

Shareholders’ meetings shall be chaired by the chairman of the board, or in his absence by the vice-chairman, or failing both, by such shareholder as may be elected in each case by those attending the meeting.

The chairman shall submit the items on the agenda to discussion and direct the debates to ensure an orderly procedure. He shall have the necessary powers of order and discipline to ensure this and may expel anyone who disturbs the normal procedure of the meeting and even decide to temporarily suspend the meeting.

The chairman shall be assisted by a Secretary, who shall be the secretary of the board, or in his absence the vice-secretary or, failing both, by such person as may be appointed by the shareholders’ Meeting.

The directors shall form the presiding board of the shareholders’ meeting.

Article 26. Attendance list

Before discussing the items on the agenda, an attendance list shall be drawn up, indicating the nature or representation of each person attending and the number of shares they hold or represent.

The attendance list may also be produced in files or on a computer medium, in which case the means used shall be stated in the minutes of the meeting and adequate identification shall be affixed to the sealed cover of the file or medium, signed by the Secretary and countersigned by the chairman.

The number of shareholders present and represented shall be stated at the end of the list, together with the amount of capital held by those shareholders, specifying the capital corresponding to shareholders with voting rights.

The chairman shall, if necessary, appoint two or more shareholders to act as scrutineers, assisting the presiding board in drawing up the attendance list and, if necessary, in counting the votes.

Article 27. Discussion and adoption of resolutions

Once the meeting has been declared open, the secretary shall read out the items on the agenda.

Following the report by the chairman of the board and any persons he may have authorised to speak, the chairman shall give the floor to any shareholders who so request, directing the debate and confining it to the agenda, save as provided in articles 131 and 134 of the current Joint Stock Companies Act. The chairman shall close the debate when he considers the subject sufficiently discussed, and shall then put the proposed resolutions to the vote.

Resolutions shall be adopted by the majority of the voting capital attending the shareholders’ meeting, save as otherwise provided in law or these Bylaws.

No single shareholder or the companies of any one group may cast votes at shareholders’ meetings in excess of 10% of the total voting capital. For this purpose, the companies controlled by another company as defined in article 4 of the current Securities Market Act of 28 July 1988 shall be deemed to belong to the same group. Irrespective of the voting constraint established in this article, all shares attending the shareholders’ meeting shall be counted for the purpose of quorum.

Article 28. Right to information

Shareholders may request in writing prior to the shareholders’ meeting or orally during the meeting such reports or explanations as they may consider necessary regarding the items on the agenda. The board shall be obliged to provide such reports and information, save when, in the opinion of the chairman, publicising of the information requested could be detrimental to corporate interests.

Information may not be so denied when the request is backed by shareholders representing at least one-quarter of the capital.

Article 29. Minutes

The minutes of shareholders’ meetings may be approved at the end of the shareholders’ meeting, , or otherwise within fifteen days thereafter by the chairman of the meeting and two scrutineers, one representing the majority and the other representing the minority.

The minutes approved by either method shall be enforceable as from the date of approval.

Whenever a general meeting has been held in the presence of a notary required by the board to issue a certificate, pursuant to article 114 of the Joint Stock Companies Act, the notarial certificate shall have the consideration of minutes of the shareholders’ meeting and shall not require approval.

CHAPTER II

Board of Directors

SECTION 1

General Provisions

Article 30. Administrative structure of the company

The company shall be administered and governed by the board of directors.

The board shall approve the Regulations of the Board, setting down its rules of procedure and internal regulations, in development of the law and Bylaws. The shareholders’ meeting shall be informed on the approving of the Regulations of the Board and any subsequent amendments thereto.

The Regulations of the Board shall take into account the principles and rules contained in the good governance recommendations most widely recognised from time to time, adapting them to the specific circumstances and needs of the company. This indication is intended purely as a guideline and shall by no means deprive the board of its powers and liabilities of self-regulation.

SECTION 2

Composition, Powers and Procedures of the Board

Article 31. Number of directors

The board shall consist of no more than sixteen nor fewer than nine directors.

Directors shall be appointed and removed by the shareholders’ meeting, which shall also decide on the exact number of directors.

Board members shall be elected by vote. For this purpose, any shares pooled to obtain a sum of capital equal to or greater than the result of dividing the capital by the number of board members shall be entitled to appoint the corresponding number of directors, calculating whole fractions. If this right is used, the shares thus pooled may not participate in the appointment of the remaining board members.

Article 32. Qualitative composition of the board

The board shall consist of the following types of director:

a)	Executive directors: those performing executive or senior management duties within the company. Any directors who have permanently been delegated general powers of the board and/or are bound by top management or service contracts to provide full-time executive services shall be considered executives.

b)	Institutional outside directors: those proposed by holders of significant stable interests in the capital of the company, representing a strategic value for the latter.

c)	Independent outside directors: those not included in the other two categories, appointed on the strength of their recognised personal and professional standing and their experience and expertise in the corresponding duties, having no connection with the management or major shareholders.

Notwithstanding the sovereignty of the general meeting and efficiency of the proportional system, which is compulsory in any cases of share-pooling contemplated in the Joint Stock Companies Act, the shareholders’ meeting, and the board when proposing appointments to the shareholders’ meeting and exercising its powers of cooptation to fill vacancies, shall ensure that the number of non-executive board members considerably outweighs the number of executive directors.

Article 33. Powers of administration and supervision

The Board shall be responsible for the governance, management and administration of the business and interests of the company in all aspects not specifically reserved by law to the competence of the shareholders’ meeting. This notwithstanding, it shall generally entrust the management of the day-to-day affairs of the company to the corporate bodies and management, concentrating on supervision and consideration of any particularly important affairs for the company. It shall, nevertheless, define in its Regulations those powers that are reserved to the board.

Article 34. Powers of representation

The board shall represent the company in and out of court. This representation shall extend, without limitation, to all actions comprising the corporate purpose.

The chairman of the board shall also have powers of representation of the company.

The power of representation of delegated bodies shall be governed by the provisions of the delegation resolutions.

Article 35. Board meetings

The board shall meet at least six times a year and whenever else it may be called by the chairman or acting chairman, or when requested by the majority of directors. Meetings shall normally be held at the registered office, but may be held anywhere else as decided by the Chairman and indicated in the notice of call.

By exception, provided no directors object, the board may adopt written resolutions, without meeting. In this case, directors may send their votes and such comments as they may wish to be put on in the minutes by e-mail.

The board may meet simultaneously in several different venues, provided real-time inter-communication and interactivity and, consequently, unity of action is guaranteed through audiovisual means. In this case, the system of connection shall be stated in the notice of call and, if appropriate, the places where the necessary technical means for attending and participating in the meeting will be made available. The resolutions shall be deemed adopted at the location of the chairman.

Article 36. Procedure for meetings

Board meetings shall be quorate when attended, in person or by proxy, by at least one-half plus one of its members. Any director may be represented by another.

The chairman shall organise the discussions around the agenda, encouraging the participation of all directors and ensuring that the body is duly informed. For this purpose, he may invite such executives and officers of the company and independent experts as he may deem fit to attend the meeting, with the right to speak but not to vote.

Save where higher majorities have been specifically stipulated, resolutions shall be adopted by an absolute majority of votes cast by directors present or represented and, in the event of a tie, the chairman or acting chairman shall have the casting vote. Minutes of board meetings shall be recorded in the special minute book, signed by the chairman and secretary.

SECTION 3

Internal Bodies and Positions of the Board

Article 37. Board committees

The board may create such executive and advisory committees as it may deem fit to deal with the matters within their competence, appointing the directors who are to sit on such committees.

The board shall in any case appoint an Audit and Control Committee and a Nomination and Compensation Committee.

Article 38. Delegate Committee

The board may appoint a delegate committee, headed by the chairman of the board, with no more than seven other directors. The secretary of the board shall be secretary of this committee.

The favourable vote of two-thirds of the board members shall be required for the permanent delegation of any power of the board to the delegate committee and to appoint the directors who are to sit on this committee.

The board may permanently delegate all its powers to the delegate committee, save any which may not lawfully be delegated.

The delegate committee shall meet whenever called by the chairman or when requested by the majority of its members. It may adopt final resolutions on all and any matters delegated to it by the board, reporting to the latter at the next meeting held thereafter. In emergencies, it may also take decisions on other matters subject to delegation, submitting them to the board for approval and ratification.

Article 39. Audit and Control Committee

The company shall have an Audit and Control Committee, consisting of at least three directors appointed by the board, who shall have sufficient capacity, experience and dedication to perform the corresponding duties. All the members of this committee shall be outside or non-executive directors. One of such members shall be appointed chairman of the committee, who shall be replaced every four years, becoming eligible for re-election one year after retirement from the position.

This committee shall support the board in its supervisory duties, regularly checking the economic and financial reporting process, the internal controls and the independence of the external auditor.

The committee shall have the following duties, among others:

1.	Report to the shareholders’ meeting on any issues raised by shareholders within its area of competence.

2.	Submit proposal to the board, to be put to the shareholders’ meeting, for the appointment of external auditors pursuant to article 204 of the current Joint Stock Companies Act, approved by Legislative Royal Decree 1564/1989 of 22 December.

3.	Supervise the internal auditing services.

4.	Be informed on the financial reporting process and the company’s internal control systems.

5.	Act as liaison with external auditors to receive information on any issues that may jeopardise their independence and any others related with the auditing of accounts, and any other communications contemplated in account auditing legislation and technical auditing regulations.

6.	Any other general or specific reporting and proposals entrusted to it by the board.

The Audit and Control Committee shall meet regularly, with the frequency decided, and whenever called by the chairman of the committee or requested by two of its members. Any member of the company management or employees so required shall be obliged to attend committee meetings, collaborating and giving access to any information they may have. The committee shall have such means as may be necessary to perform its duties with the required independence. All decisions or recommendations of the committee shall be made by majority vote.

The board shall develop the powers and rules of procedure of the Audit and Control Committee.

Article 40. Chairman and Vice-Chairman

The board shall elect one of its members to be chairman, appointing also one or several vice-chairmen, who shall stand in for the chairman in the order specified upon appointment. In the absence of the chairman and all vice-chairmen, the oldest director shall act as chairman.

The chairman of the board shall call and preside over meetings of the board and delegate committee, direct the debates of all the corporate bodies he chairs, ensure that the resolutions adopted by the corporate bodies are duly fulfilled, endorse the corresponding minutes and certificates and, in general, do whatsoever may be necessary or convenient to ensure adequate functioning of the board.

The chairman may also be the chief executive officer of the company. The board shall decide whether or not the chairman is to also hold that position.

Article 41. Managing Directors

The board may also appoint one or several managing directors. Without prejudice to any powers granted by the board or the delegate committee to any other person, it may also delegate powers to the managing directors.

The permanent delegation of any power of the board to the managing directors and the appointment of directors to hold those positions shall require the favourable vote of two-thirds of the board members.

Article 42. Secretary and Vice-Secretary

The board shall also choose a secretary and, if necessary, a vice-secretary, who need not be directors.

The secretary shall ensure that the actions of the board comply in form and substance with the law and that the company’s procedures and rules of governance are respected.

The vice-secretary shall stand in for the secretary when necessary, exercising any of his powers, including those of signing minutes and issuing certificates. In the absence of both, the youngest director present at the meeting shall perform the duties of secretary.

SECTION 4

Directors

Article 43. Term of office and vacancies

Directors shall be appointed for a term of four years.

The term of office shall expire at the first shareholders’ meeting held after the end of the four-year term or at the end of the time granted in law for holding the ordinary shareholders’ meeting.

Should any vacancies arise during the term of appointment of the directors, the board may appoint shareholders to fill those vacancies up to the next shareholders’ meeting.

Directors’ appointments may be waived or revoked and directors may be re-elected on one or several occasions for terms of an equal duration.

The proposals for appointment or re-election of directors submitted by the board to the general meeting and appointments by cooptation shall be approved by the board (i) upon proposal by the Nomination and Compensation Committee, in the case of independent outside directors, or (ii) subject to a prior report by the Nomination and Compensation Committee, in the case of other directors.

Article 44. General obligations of the directors

Directors shall perform the duties imposed by law and these Bylaws and those indicated in the internal regulations of the company. In particular, they shall perform their duties with the diligence of a competent entrepreneur and loyal representative, complying with the legal duty of diligent administration. They shall also comply with the duties of fidelity, loyalty and secrecy as marked by law.

The Regulations of the Board shall define both the general obligations and the specific obligations of the directors deriving from the duties of confidentiality, no competition, loyalty, use of information and corporate assets and business opportunities, paying special attention to conflicts of interest.

Article 45. Directors’ remuneration

As members of the board and for the supervisory and decision-making duties performed by this body, directors shall be entitled to a sum equivalent to 1.5% of the net profit, which may be paid only after covering the legal reserve and any other compulsory reserves and declaring a dividend of at least 4% in favour of the shareholders. The board shall decide on the exact sum payable within this limit and distribute it among the directors, taking into account the positions held by each director on the board and its committees. The company may make advance payments against the future share in the profits.

Directors’ remuneration may also include the delivery of shares in the company, stock option rights or other securities entitling their holders to obtain shares, or systems of remuneration linked to the market price of the company’s shares. Application of any such system of remuneration shall be resolved by the shareholders’ meeting, which shall specify the value of the shares taken as reference, the number of shares to be delivered to each director, the price for exercising stock options, the duration of the system established and such other conditions as it may deem fit.

The emoluments contemplated in this article shall be compatible with and independent of the salaries, remunerations, severance pay, pensions or compensations of whatsoever nature established for board members with executive duties, regardless of their relationship with the company, whether deriving from a contract of employment (ordinary or top management), or from commercial or service contracts. The company shall report on these remunerations in the Notes to the Annual Accounts and the Annual Corporate Governance Report.

The company may take out civil liability insurance for its directors and executives.

SECTION 5

Annual Corporate Governance Report and Web Site

Article 46. Annual Corporate Governance Report and Web Site

On the strength of a report by the Audit and Control Committee, the board shall each year approve an annual report on the corporate governance of the company, containing the information stipulated in law and such other details as it may consider appropriate.

The Annual Corporate Governance Report shall be approved prior to the publication of the notice of call to the ordinary shareholders’ meeting for the corresponding year and shall be made available to shareholders on the company’s web site no later than the date of publication of the notice of call to the ordinary shareholders’ meeting at which the annual accounts of the year to which the Annual Corporate Governance Report refers are to be approved, if appropriate.

Article 47. Web site

The company shall have a web site containing information for shareholders, including the documents and information stipulated in law, and at least the following:

1.	The Bylaws.

2.	The Regulations of the Shareholders’ Meeting.

3.	The Regulations of the Board and the Regulations of the Board Committees, if any.

4.	The Annual Report.

5.	The Internal Conducts Regulations on the Securities Market.

6.	The corporate governance reports.

7.	The documents for ordinary and extraordinary shareholders’ meetings, with information on the agenda, the proposals submitted by the board and any relevant information that the shareholders may need to vote.

8.	Information on shareholders’ meetings held, particularly regarding the composition of the shareholders’ meeting when declared quorate, resolutions adopted, indicating the number of votes cast and the votes for and against each of the proposals included on the agenda, or abstentions as the case may be.

9.	The channels of communication established between the company and the shareholders, particularly the necessary explanations for shareholders to exercise their right to information, indicating the postal and e-mail addresses to which shareholders may write.

10.	The means and procedures for granting proxies for shareholders’ meetings.

11.	The means and procedures for distance voting, including, where necessary, forms to prove attendance and voting by electronic means at shareholders’ meetings.

12.	Significant events notified to the National Securities Market Commission.

13.	The following information on directors: (i) professional and biographic profile, (ii) list of other boards they are on, (iii) indication of the type of director, indicating, in the case of institutional directors, the shareholder they represent or with which they have ties, (iv) date of first appointment as company directors, and subsequent appointments, and (v) company shares and options they hold.

PART V

Financial Year and Annual Accounts

Article 48. Financial year

The financial year shall run from 1 January to 31 December of each year.

Article 49. Annual accounts

Within three months after the end of each financial year, the board shall draw up the annual accounts, management report and proposal for the application of profits, and the consolidated accounts and management report, if appropriate.

The annual accounts shall include the balance sheet, profit and loss account, statement of changes on equity, cash flow statement and notes to the accounts. These documents, forming a single unit, shall be set out clearly so as to give a true and fair view of the company’s net worth, financial position and results.

The annual accounts and management report shall be signed by all the directors, expressly stating on each document the reason for omission of any such signature.

The board shall endeavour to draw up the annual accounts such that they do not give rise to a qualified auditors’ report. This notwithstanding, when the board considers that its principles should be maintained, it shall publicly explain the contents and extent of the discrepancies.

Article 50. Audits

The annual accounts and management report shall be checked by auditors, which shall be appointed by the shareholders’ meeting before the end of the year to be audited for a term of no less than three nor more than nine years from the beginning of the first year to be audited and may be re-elected by the shareholders’ meeting for annual periods after the end of the initial period.

The shareholders’ meeting may appoint one or several individuals or firms to act jointly as auditors. When the auditors are individuals, the shareholders’ meeting shall appoint an alternate auditor for each full auditor.

The shareholders’ meeting may not revoke the appointment of the auditors without just cause before the end of the term for which they were appointed.

Should the shareholders’ meeting fail to comply with the provisions of this article when so obliged, or if the selected auditors turn down their appointment or are unable to perform their duties, the board of directors, the trustee of the debenture-holders’ syndicate or any shareholder may request the Registrar of the mercantile registry corresponding to the company’s registered office to appoint a person or persons to make the audit, in accordance with the Mercantile Registry Regulations.

Whenever there is just cause to do so, the company directors and persons authorised to request appointment of an auditor may apply to the Court of First Instance corresponding to the registered office of the company to revoke the appointment made by the shareholders’ meeting or mercantile registrar and appoint another.

Article 51. Approval of accounts

The annual accounts shall be approved by the Shareholders’ Meeting.

Once this shareholders’ meeting has been called, any shareholder may obtain from the company, immediately and free of charge, a copy of all documents that are to be submitted for the approval of the Shareholders’ Meeting and the auditors’ report. This right shall be stated in the notice of call.

Article 52. Application of profit/loss

The shareholders’ meeting shall resolve on the application of profits of the year, as stated in the approved balance sheet.

Dividends shall be distributed among the ordinary shareholders as and when decided by the shareholders’ meeting in proportion to their paid-up capital. Save otherwise specified, dividends shall be paid at the registered office as from the day following adoption of the corresponding resolution.

Dividends may only be distributed against the profit for the year or retained earnings, provided that the net worth is not, and will not become as a result of the distribution, smaller than the capital.

Should the net worth of the company be pulled down below the capital as a result of losses from previous years, the profits shall be used to offset such losses.

Profits may not be distributed until the formation expenses, research and development expenses and goodwill entered under assets on the balance sheet have been written off, unless retained earnings are at least equal to the amount of expenses pending amortisation.

A sum equal to 10% of the year’s profits shall be transferred to the legal reserve until this is equivalent to at least 20% of the capital. Until this limit is exceeded the legal reserve may only be used to offset losses, provided that there are no other reserves available for this purpose, notwithstanding the provisions of article 157 of the Joint Stock Companies Act.

Finally, the shareholders’ meeting shall decide on the sum to be applied to voluntary reserves and set aside to fund new investments, building and contingencies.

After the above provisions have been met and the necessary sums have been set aside to cover any other items stipulated in law or these Bylaws, dividends may be distributed against the profit for the year or retained earnings in such sum as the shareholders’ meeting may decide. The remainder, if any, shall be carried forward to the following financial year.

Article 53. Interim dividends

The shareholders’ meeting or board of directors may only resolve to pay interim dividends to shareholders on the following conditions: the board shall draw up a financial statement showing that there is sufficient liquidity for the distribution and the sum to be distributed may not exceed the profits obtained since the end of the preceding financial year, after deducting any losses brought forward and the sums to be set aside for reserves required by law or these Bylaws and to cover the estimated taxes payable on such profits.

Article 54. Deposit of annual accounts

A copy of the annual accounts shall be presented for its deposit in the mercantile registry corresponding to the registered office within one month of being approved, together with a certificate of the resolutions adopted by the shareholders’ meeting approving the accounts and deciding on the application of profits and a copy of the management’ report and auditors’ report.

PART VI

Winding-Up and Liquidation

Article 55. Winding-up of the Company

The company shall be wound up by resolution of the shareholders’ meeting, adopted in pursuance of Article 22 of these Bylaws, and in any other events contemplated in law.

Article 56. Liquidation of the Company

Once the company has been wound up, a period of liquidation shall commence, save in cases of merger or split up or whatsoever other global transfer of assets and liabilities.

Once the company has been declared in liquidation, the representation of the board of directors shall cease, in the terms established in the Joint Stock Companies Act, and at the same shareholders’ meeting at which the resolution is adopted to wind up the company an uneven number of persons shall be appointed to make the liquidation, establishing the rules for liquidation in accordance with prevailing legal provisions.

On completion of the liquidation, the liquidators shall draw up the final balance sheet, which shall be checked by the scrutineers, if any. The amount of corporate assets to be distributed to each share shall also be specified.

This balance shall be laid before the shareholders’ meeting and published in the Official Gazette of the Mercantile Registry and one of the most widely circulating newspapers in the province in which the registered office is situated.

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